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                                                                            DAPD

                                                                  EXHIBIT 10.19






                                LICENSE AGREEMENT

                                      AMONG

                                EMORY UNIVERSITY

                                       AND

                 UNIVERSITY OF GEORGIA RESEARCH FOUNDATION, INC.

                                       AND

                         TRIANGLE PHARMACEUTICALS, INC.






* Certain confidential portions of this Exhibit were omitted by means of marking such portions with an asterick (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 406 under the Securities Act.

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                                                                            DAPD

                                TABLE OF CONTENTS



ARTICLE 1.  DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE 2.  GRANT OF LICENSE . . . . . . . . . . . . . . . . . . . . . . . .   9

ARTICLE 3.  ROYALTIES AND OTHER PAYMENTS . . . . . . . . . . . . . . . . . .  11

ARTICLE 4.  REPORTS AND ACCOUNTING . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE 5.  PAYMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE 6.  DEVELOPMENT AND MARKETING PROGRAM. . . . . . . . . . . . . . . .  27

ARTICLE 7.  PATENT PROSECUTION . . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE 8.  INFRINGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . .  34

ARTICLE 9. WARRANTIES; EXCLUSION OF WARRANTIES;
                               AND INDEMNIFICATION . . . . . . . . . . . . .  36

ARTICLE 10.  CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . . . .  41

ARTICLE 11.  TERM AND TERMINATION. . . . . . . . . . . . . . . . . . . . . .  43

ARTICLE 12.  ASSIGNMENT. . . . . . . . . . . . . . . . . . . . . . . . . . .  47

ARTICLE 13.  TRANSFER OF LICENSED TECHNOLOGY . . . . . . . . . . . . . . . .  48

ARTICLE 14.  REGISTRATION OF LICENSE . . . . . . . . . . . . . . . . . . . .  48

ARTICLE 15. NOTIFICATION AND AUTHORIZATION UNDER DRUG PRICE
                   COMPETITION AND PATENT TERM RESTORATION ACT . . . . . . .  48

ARTICLE 16.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . .  50

ARTICLE 17.  NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

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                                                                            DAPD


     THIS LICENSE AGREEMENT is made and entered into as of this 31st day of March 1996, by and among EMORY UNIVERSITY, a Georgia nonprofit corporation with offices at 1380 South Oxford Road, N.E., Atlanta, Georgia 30322, (hereinafter referred to as "EMORY"), the University of Georgia Research Foundation, Inc., a Georgia nonprofit corporation with offices at 631 Boyd Graduate Studies Building, Athens, GA 30602-7411 (hereinafter referred to as "UGARF") (EMORY and UGARF are together referred to here as "LICENSORS") and TRIANGLE PHARMACEUTICALS, INC., a for profit Delaware corporation with principal offices located at 4 University Place, 4611 University Drive, Durham, NC 27707 (hereinafter referred to as "COMPANY").

                                   WITNESSETH

     WHEREAS, LICENSORS are the assignees of all right, title, and interest in certain inventions developed by employees of EMORY and the University of Georgia and are responsible for the protection and commercial development of such inventions; and

     WHEREAS, Raymond F. Schinazi, an employee of EMORY, and C. K. Chu, an employee of the University of Georgia, are named as inventors in the patents and patent applications identified in APPENDIX "A" to this Agreement and are hereafter referred to as the "Inventors"; and

     WHEREAS, COMPANY represents that it has the necessary expertise and will, as appropriate, acquire the resources reasonably necessary to fully develop, obtain approval for, and market therapeutic products based upon the inventions claimed in the above referenced patents and applications; and

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     WHEREAS, LICENSORS want to have such inventions developed, commercialized, and made available for use by the public;

     NOW, THEREFORE, for and in consideration of the mutual covenants and the premises herein contained, the parties, intending to be legally bound, hereby agree as follows.

                             ARTICLE 1.  DEFINITIONS

     The following terms as used herein shall have the following meaning:

     1.1 "Affiliate" shall mean any corporation or non-corporate business entity which controls, is controlled by, or is under common control with a party to this Agreement. A corporation or non-corporate business entity shall be regarded as in control of another corporation if it owns, or directly or indirectly controls, at least [ * ] of the voting stock of the other corporation, or (a) in the absence of the ownership of at least [ * ] of the voting stock of a corporation or (b) in the case of a non-corporate business entity, or non-profit corporation, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate business entity, as applicable.

     1.2 "Agreement" or "License Agreement" shall mean this Agreement, including all EXHIBITS and APPENDICES attached to this Agreement.

     1.3    "Dollars" shall mean United States dollars.

     1.4 "FDA" shall mean the United States Food and Drug Administration or successor entity.

 * CONFIDENTIAL TREATMENT REQUESTED

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     1.5    "Field of Use" shall mean the prevention and treatment of human immunodeficiency virus (HIV) and hepatitis B virus (HBV).

     1.6 "IND" shall mean an Investigational New Drug application or its equivalent.

     1.7 "Indemnitees" shall mean (a) in the case of the indemnity set forth in Subsection 9.5(a), the Inventors, LICENSORS, and their trustees, directors, employees and students, and all of their heirs, executors, administrators, successors and legal representatives; (b) in the case of the indemnity set forth in Subsection 9.5(b), COMPANY, its affiliates, sublicensees, their directors, officers, employees and their heirs, successors, executors, administrators and legal representatives; and (c) in the case of the Indemnitees referenced in Subsection 9.7(b), the parties identified in Subsections 1.7(a) and 1.7(b) above.

     1.8 "Licensed Compounds" shall mean [ * ]. Notwithstanding the scope of this definition, neither LICENSOR represents that it shall obtain valid patent claims to any such compositions and


 * CONFIDENTIAL TREATMENT REQUESTED

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LICENSORS specifically disclaim any warranties or representations as to whether the Licensed Patents cover any [ * ].

     1.9 "Licensed Patents" shall mean (a) the patents and patent applications identified in APPENDIX "A," together with any and all substitutions, extensions, divisionals, continuations, continuations-in-part, renewals, supplementary protection certificates or foreign counterparts of such patent applications and patents which issue thereon, anywhere in the world, including reexamined and reissued patents; and (b) all other patents and patent applications in which or to which either LICENSOR acquires rights during the term hereof which contain claims covering the manufacture, use or sale of any Licensed Product to the extent that such LICENSOR possesses the right to license such patents and patent applications to COMPANY for commercial purposes without incurring financial or other non-contingent, material obligations to any third parties.

     1.10 "Licensed Product(s)" shall mean any Licensed Compound or any pharmaceutical product containing one or more Licensed Compounds as active ingredients, alone or in combination with other active ingredients, within the Field of Use, the manufacture, use, importation, offer for sale or sale of which is covered by any Valid Claim or which is made using Licensed Technology.

     1.11 "Licensed Technology" shall mean all technical information and data, whether or not patented, known or learned, invented, or developed by the Inventors or any employees of LICENSORS working under the Inventors' direct or indirect supervision, prior to or during the term hereof and while they are under a duty to assign intellectual property rights to the


 * CONFIDENTIAL TREATMENT REQUESTED

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                                                                            DAPD


LICENSORS, to the
extent that (a) such technical information and data are useful for the manufacture, use, importation, offer for sale or sale of any Licensed Product; and (b) LICENSORS possess the right to license the use of such information to COMPANY for commercial purposes without incurring financial or other non-contingent, material obligations to any third parties and without breaching any obligations of confidentiality with such parties.

     1.12   "Licensed Territory" shall mean the world.

     1.13 "LICENSORS" shall mean Emory University and the University of Georgia Research Foundation, Inc. "LICENSOR" means either Emory University or the University of Georgia Research Foundation, Inc.

     1.14   "NDA" shall mean a New Drug Application or its equivalent.

     1.15 "Net Selling Price" of Licensed Products which contain as their active ingredients only Licensed Compounds shall mean the gross selling price paid by a purchaser of such Licensed Product to COMPANY, an Affiliate or sublicensee of COMPANY, or any other party authorized by COMPANY to sell Licensed Products plus, if applicable, the value of all properties and services received in consideration of a Sale of a Licensed Product, less only (a) discounts, rebates, sales, use, or other similar taxes, transportation and handling charges and allowances; and (b) returns which are accepted by COMPANY from independent customers in accordance with COMPANY's normal practice and for which COMPANY gives credit to such purchasers or retroactive price reductions in lieu of returns, whether during the specific royalty period or not. Where a sale is deemed consummated by a gift, use, or other disposition of Licensed Products, for other than a selling price stated in cash, the term "Net Selling Price" shall mean the average gross selling price billed by COMPANY in consideration of the cash Sales of comparable Licensed Products during the then current royalty period, less only reductions permitted in subsections (a) and
(b) above and such other reductions, if any, as LICENSORS agree are appropriate, which agreement will not be unreasonably withheld or delayed.

     1.16 "Net Selling Price" of Licensed Products which contain as their active ingredients both Licensed Compounds and compounds other than Licensed Compounds (a

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"Combination Product") shall be negotiated in good faith by the parties with the intention of agreeing upon a fair and equitable formula; provided, however, that if the parties are unable to agree upon such formula within a reasonable period of time, the Net Selling Price with respect to such Combination Product shall mean the gross sales price of such Combination Product billed to independent customers, less all the allowances, adjustments, reductions, discounts, taxes, duties, rebates or other charges referred to in Section 1.15 multiplied by a fraction, the numerator of which shall be the average invoice price per gram of Licensed Compound contained in the most comparable stock keeping unit of any product having the Licensed Compound as the sole active ingredient during the applicable royalty period in the applicable country of the Licensed Territory, when such comparable product is sold for the same indication as such Combination Product and the denominator of which shall be the average invoice price per gram of the Licensed Compound sold alone as described immediately above plus the average invoice price(s) per gram of the other active ingredient(s) contained in such Combination Product in such country during the applicable royalty period when such active ingredients are sold alone for the same indication as such Combination Product. If there is no average invoice price per gram in a given country for one or more of the active ingredients comprising a Combination Product, the Net Selling Price with respect to such Combination Product shall be deemed to be the gross sales of such Combination Product billed to independent customers, less all the allowances, adjustments, reductions, discounts, taxes, duties, rebates or other charges referred to in Section 1.15, times a fraction, the numerator of which is the number of Licensed

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Compounds in such Combination Product and the denominator of which is the number of all active ingredients in such Combination Product.

     1.17 "Phase II Commencement Date" shall mean the date of commencement of the initial well-controlled clinical trial of a Licensed Product for HIV or HBV, as applicable, sponsored by COMPANY, the primary objective of which (as reasonably determined by COMPANY) is to ascertain additional data regarding the safety and tolerance of such Licensed Product and preliminary data regarding such Licensed Product's [ * ], is commenced. For purposes of the preceding sentence, such clinical trial shall be deemed to have commenced when such Licensed Product is first administered to any patient enrolled in such clinical trial. For purposes of this definition, the term "COMPANY" shall include Triangle Pharmaceuticals, Inc., its Affiliates and sublicensees or any party in a co-promotion or co-marketing relationship with Triangle Pharmaceuticals, Inc pertaining to such Licensed Product.

     1.18 "Phase II Completion Date" in respect of [HIV] shall mean the earlier of (a) [ * ] days after completion of the statistical analyses of those Phase II clinical studies which COMPANY considers reasonably necessary for purposes of inclusion in an NDA for the applicable indication; or (b)
[ * ] after the last administration of a


 * CONFIDENTIAL TREATMENT REQUESTED

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Licensed Product to all patients enrolled in the Phase II clinical studies;
or (c) [ * ] after the first public disclosure of the final results of all such Phase II clinical studies. "Phase II Completion Date" in respect of [ * ] means the first to occur of the periods specified in clauses (a) or (c) above. For purposes of this definition, the term "COMPANY" shall include Triangle Pharmaceuticals, Inc., its Affiliates and sublicensees or any party in a co-promotion or co-marketing relationship with Triangle Pharmaceuticals, Inc. pertaining to any Licensed Product.

     1.19 "Registration" shall mean, in relation to any Licensed Product, such approvals by the regulatory authorities in a given country (including pricing approvals) as may be legally required before such Licensed Product may be commercialized or Sold in such country.

     1.20 "Sale" or "Sold" shall mean the sale, transfer, exchange, or other disposition of Licensed Products whether by gift or otherwise, subsequent to Registration in a given country (if such Registration is required) by COMPANY, its Affiliates, sublicensees or any third party authorized by COMPANY to make such sale, transfer, exchange or disposition. Sales of Licensed Products shall be deemed consummated upon the first to occur of: (a) receipt of payment from the purchaser; (b) delivery of Licensed Products to the purchaser or a common carrier; (c) release of Licensed Products from consignment; or (d) if otherwise transferred, exchanged, or disposed of, whether by gift or otherwise, when such transfer, exchange, gift, or other disposition occurs. Notwithstanding the foregoing definition of Sale, to the extent COMPANY distributes any Licensed Product under a Treatment IND or other expanded access program at a sales price which exceeds its fully absorbed cost therefor, such excess shall be deemed to be a Sale for which royalties are payable in accordance with the other terms hereof;


 * CONFIDENTIAL TREATMENT REQUESTED

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provided, however, that such distribution shall not be deemed to be
Registration of such Licensed Product.

     1.21 "U.S. Government Licenses" shall mean the non-exclusive licenses to the U.S. Government or agencies thereof pursuant to [ * ], copies of which licenses are attached hereto as APPENDIX "B."

     1.22 "Valid Claim" shall mean (a) an issued claim of any unexpired patent included among the Licensed Patents, or (b) a pending claim of any pending patent application included among the Licensed Patents, which has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, which has not been rendered unenforceable through disclaimer or otherwise or which has not been lost through an interference proceeding.

                          ARTICLE 2.  GRANT OF LICENSE

     2.1 LICENSE. LICENSORS hereby grant COMPANY and its Affiliates the exclusive right and license to practice the Licensed Patents and the Licensed Technology to make, have made, use, import, offer for sale and sell Licensed Products in the Licensed Territory during the term of this Agreement.

     2.2 GOVERNMENT RIGHTS. The license granted in Section 2.1 above is conditional upon and subject to the U.S. Government Licenses and other rights retained by the United States in inventions developed by nonprofit institutions with the support of federal funds. These rights are set forth in 35 USCA Sections 201 et seq. and 37 CFR 401 et seq., which may be amended from time to time by the Congress of the United States or through administrative procedures.


 * CONFIDENTIAL TREATMENT REQUESTED

                                        9
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     2.3    RETAINED LICENSE.  The license granted in Section 2.1 above is further conditional upon and subject to a right and license retained by LICENSORS on behalf of themselves and LICENSORS' academic research collaborators to make and use Licensed Products and practice Licensed Technology for research and educational purposes only. LICENSORS shall promptly verify the names of any research collaborators practicing the license retained in this Section 2.3 upon COMPANY's written request.

     2.4 SUBLICENSES. COMPANY may grant sublicenses upon LICENSORS' written approval (which approval shall not be unreasonably withheld or delayed). In the event LICENSORS do not respond to a request for approval to sublicense within fifteen (15) days from receiving a copy of the proposed sublicense agreement from COMPANY, such request shall be deemed to be approved. COMPANY shall provide LICENSORS with complete copies of all sublicense agreements within thirty (30) days of their execution. COMPANY shall remain responsible to LICENSORS for the payment of all fees and royalties due under this Agreement, whether or not such payments are made to COMPANY by its sublicensees. COMPANY shall include in any sublicense granted pursuant to this Agreement a provision requiring the sublicensee to indemnify LICENSORS and maintain liability insurance coverage to the same extent that COMPANY is so required pursuant to
Article 9 of this Agreement.

     2.5 NO IMPLIED LICENSE. The license and rights granted in this Agreement shall not be construed to confer any rights upon COMPANY by implication, estoppel, or otherwise as to any technology not specifically identified in this Agreement, except as otherwise implied by law to the extent necessary to practice the Licensed Patents or Licensed Technology.

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     2.6    THIRD PARTY LICENSES.  In the event LICENSORS acquire a license from a third party relating to intellectual property which would be deemed to be Licensed Patents or Licensed Technology but for the inability to sublicense such intellectual property to COMPANY without incurring financial or other non-contingent, material obligations, LICENSORS shall give prompt notice and a copy thereof to COMPANY. Such notice shall be accompanied by such data and information in LICENSORS' possession, which LICENSORS are authorized to transfer to COMPANY, or which can be obtained from such third party in order to assist COMPANY in determining whether to sublicense such third party license. COMPANY shall have [ * ] to elect whether to obtain a sublicense under such third party license pursuant to the terms thereof, but with no additional obligations of any type other than as prescribed therein. If COMPANY fails to notify LICENSORS of its decision regarding the acquisition of such sublicense within such [ * ] period, this Section 2.6 shall no longer apply to such third party license.

                    ARTICLE 3.  ROYALTIES AND OTHER PAYMENTS

     3.1 LICENSE INITIATION FEE. COMPANY shall pay LICENSORS a license initiation fee in the form of an aggregate amount of [ * ] upon the execution of this Agreement. Such shares shall be issued directly to LICENSORS or to certain Inventors, as directed by LICENSORS. Each recipient of any shares shall sign the Restricted Stock Purchase Agreement and Investors' Rights Agreement dated as of even date herewith.

 * CONFIDENTIAL TREATMENT REQUESTED

                                       11
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     3.2    MILESTONE PAYMENTS.  COMPANY shall pay LICENSORS a milestone payment ("Milestone Payments") in the amount specified below no later than [ * ] after the occurrence of the corresponding event designated below, unless COMPANY has given LICENSORS notice of termination prior to such due date.

            Event                                           Milestone Payment
            -----                                           -----------------

            [ * ]                                                  [ * ]

     3.3    LICENSE MAINTENANCE FEES.

            (a) In the event no [ * ] has been paid pursuant to Subsection 3.2(a), COMPANY shall pay to LICENSORS, on the anniversary of the date of this Agreement set forth below, the amount set forth below opposite such date unless COMPANY has given notice of termination prior to such due date:

            Anniversary                 License Maintenance Fee
            -----------                 -----------------------

              [ * ]                            [ * ]

            (b) In the event no [ * ] has been paid pursuant to Subsection 3.2(c), COMPANY shall pay to LICENSORS, on the anniversary of the date of this Agreement set forth below, the amount set forth below opposite such date unless COMPANY has given notice of termination prior to such due date:

 * CONFIDENTIAL TREATMENT REQUESTED

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               Anniversary                   License Maintenance Fee
               -----------                   -----------------------

                 [ * ]                              [ * ]


The total amount of License Maintenance Fee payments made by COMPANY to LICENSORS for the [ * ] indication shall be credited against the first Milestone Payment for such indication.

     3.4 RUNNING ROYALTIES. COMPANY shall pay LICENSORS a royalty equal to the following percentages of the Net Selling Price of Licensed Products Sold in the Licensed Territory by COMPANY and its Affiliates and sublicensees for [ * ] indications:

(a)  PERCENTAGE OF NET SELLING PRICE    CUMULATIVE NET SELLING PRICE OF LICENSED
     PRODUCTS FOR [ * ]

                 [ * ]                               [ * ]


(b)  PERCENTAGE OF NET SELLING PRICE    CUMULATIVE NET SELLING PRICE OF LICENSED
     PRODUCTS FOR [ * ]

                 [ * ]                               [ * ]


(c) DURATION; REDUCTION. Royalties (at the rates set forth in Section 3.4, subject to reduction or modification only as prescribed herein) shall be paid in respect of a given Licensed Product for a period of [ * ] after commercial introduction of such Licensed Product in a given country. Thereafter, royalties shall be paid only so long as the manufacture, use, offer for sale, sale or importation of such Licensed Product in such country would, in the absence of a license, infringe a Valid Claim of an issued and unexpired patent within the Licensed Patents. If, during

 * CONFIDENTIAL TREATMENT REQUESTED

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such [ * ], a third party or third parties commence selling a therapeutic product in a country in which there are no Valid Claims or are Valid Claims only of the type described in Section 1.22(b) and (i) such product contains any Licensed Compound ("unlicensed unit sales") and (ii) such unlicensed unit sales for any royalty period amount to [ * ] or more of the COMPANY's unit sales of such Licensed Product in such country in such royalty period, determined in accordance with Subsection 3.4(d) below, then COMPANY's royalty obligation in such country with respect to such Licensed Product shall be suspended commencing with the royalty period next succeeding the royalty period in which such [ * ] threshold was initially exceeded and shall resume with the royalty period next succeeding the first royalty period in which such [ * ] threshold is no longer exceeded. COMPANY's royalty obligations with respect to such Licensed Product shall resume in such country if and when such Valid Claim per Subsection 1.22(b) becomes a Valid Claim per Subsection 1.22(a).

(d) UNIT SALES. For purposes of this Section 3.4, (i) "unlicensed unit sales" and "COMPANY unit sales" shall be deemed to mean the grams of Licensed Compound in third party product (irrespective of dosage form) or the Licensed Product (irrespective of dosage form), respectively, as reflected on the label of each such unit; and (ii) unlicensed unit sales shall be determined by the sales reports of IMS America Ltd. of Plymouth Meeting, Pennsylvania ("IMS") or any successor to IMS or any other independent marketing auditing firm selected by COMPANY or its sublicensees and reasonably acceptable to LICENSORS. If COMPANY is entitled to a royalty suspension based on unlicensed unit sales pursuant to Subsection 3.4(c) for any royalty period, it or its sublicensees shall submit the sales report of IMS or such other independent firm, as

 * CONFIDENTIAL TREATMENT REQUESTED

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applicable, for the relevant royalty period to LICENSORS, together with
COMPANY's or its sublicensees' sales report for the relevant royalty period. Such sales reports for each royalty period in which COMPANY is entitled to such royalty suspension shall be submitted with the royalty report for such royalty period submitted pursuant to Section 4.1.

     3.5    ANNUAL MINIMUM ROYALTIES.

            (a) Subject to Subsection 3.5 (c), in the event that COMPANY's total annual royalty payment to LICENSORS pursuant to Subsection 3.4(a) above during the [ * ] calendar year following the year during which the first FDA Registration is granted for a Licensed Product covered by Subsection 3.4(a) above and each calendar year thereafter for so long as there exist Valid Claims in the U.S. is less than the annual minimum royalty set forth opposite such year below (the "Annual Minimum"), COMPANY shall make a payment to LICENSORS together with the report for the fourth quarter of such year required in Section 4.1 of this Agreement equal to the difference between such Annual Minimum and the total royalties paid to LICENSORS for the preceding year pursuant to Subsection 3.4(a) above:

               Calendar Year       Annual Minimum
               -------------       --------------

                  [ * ]               [ * ]

            (b) Subject to Subsection 3.5 (c), in the event that COMPANY's total annual royalty payment to LICENSORS pursuant to Subsection 3.4(b) above during the [ * ] calendar

 * CONFIDENTIAL TREATMENT REQUESTED

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                                                                            DAPD


year following the year during which the first FDA Registration is granted for a Licensed Product covered by Subsection 3.4(b) above and each calendar year thereafter for so long as there exist Valid Claims in the U.S. is less than the annual minimum royalty set forth opposite such year below (the "Annual Minimum"), COMPANY shall make a payment to LICENSORS together with the report for the fourth quarter of such year required in Section 4.1 of this Agreement equal to the difference between such Annual Minimum and the total royalties paid to LICENSORS for the preceding year pursuant to Subsection 3.4(b) above:

                 Calendar Year          Annual Minimum
                 -------------          --------------

                    [ * ]                  [ * ]


            (c) If during a given year, the sum of royalty payments paid hereunder for all Licensed Products described in Subsections 3.4(a) and 3.4(b) of this Agreement exceed the sum of the applicable Annual Minimums which are required to be paid for such year pursuant to Subsections 3.5(a) and 3.5(b), COMPANY shall be deemed to have satisfied the requirements of each of Subsections 3.5(a) and 3.5(b) for such year. For any year in which Valid Claims do not exist in the United States for the entire year or this Agreement is not in effect for the entire year, the Annual Minimum shall be prorated accordingly.

 * CONFIDENTIAL TREATMENT REQUESTED

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                                                                            DAPD


            (d) Commencing upon FDA Registration for a Licensed Product and ending upon expiration of the [ * ] calendar year following the year in which such FDA Registration is granted, COMPANY may credit solely against running royalties (paid pursuant to Section 3.4), all reasonable costs incurred by COMPANY after the date hereof (including any reimbursements to LICENSORS pursuant to Section 7.1 for INTER PARTES Patent Prosecution Activities, as defined therein) in connection with any litigation, interference, opposition or other action pertaining to the validity, enforceability, allowability or subsistence of the Licensed Patents or whether COMPANY's practice of the Licensed Patents infringes a third party patent. Until the end of such [ * ] calendar year, the amount of such credits shall not exceed in any year [ * ] of the royalty payments due hereunder in such year. Commencing upon the [ * ]
 calendar year following the year in which such FDA Registration is granted, such credits shall not exceed in any year [ * ] of the Annual Minimum payments due in such year (whether paid pursuant to Section 3.4 or 3.5). Such costs shall not be credited against any other payments due to LICENSORS under this Agreement.

     3.6 REIMBURSEMENTS. COMPANY shall reimburse to LICENSORS, within [ * ]after submission to COMPANY of invoices and reasonable substantiation thereof:

            (a) Expenses heretofore incurred by LICENSORS in connection with the preparation, filing and prosecution of the Licensed Patents (approximating
[ * ]), and

            (b) Expenses incurred by LICENSORS in preparing this Agreement, not to exceed [ * ].

 * CONFIDENTIAL TREATMENT REQUESTED

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                                                                            DAPD


     3.7    ADDITIONAL PAYMENTS IN RESPECT OF SUBLICENSE AND OTHER
AGREEMENTS. In the event COMPANY grants sublicenses, sales or other rights with respect to the Licensed Products pursuant to which COMPANY receives remuneration other than royalties, then COMPANY shall pay to LICENSORS a percentage (the "Applicable Percentage") as set forth below of all payments that COMPANY receives from such sublicensees or other parties, including, without limitation, (a) [ * ]; (b) [ * ]; (c) [ * ]; (d) [ * ]; and (e) [ * ].
As used in this Section 3.7, the term [ * ] means [ * ] and all other [ * ] to COMPANY in connection with a [ * ] means payments to COMPANY equal to [ * ], where "A" is the [ * ] of COMPANY [ * ] purchased by the [ * ], "B" is the
[ * ] by the [ * ], and "C" is the [ * ] of the equity which, for purposes hereof, shall be equal to [ * ] of the per share price obtained by the COMPANY in its most recent round of preferred equity financing, unless COMPANY's Board of Directors has established a new per share price in good faith, in which case, such Board determined price shall apply; provided, however, that in the event such shares or other units of equity are publicly traded on a recognized securities market, the publicly traded price shall apply; [ * ] means [ * ] COMPANY upon the fulfillment by COMPANY or the [ * ] of [ * ] or [ * ] in excess of those set forth in Section 3.2; [ * ] means
[ * ] (such as [ * ]) made by [ * ] to COMPANY

 * CONFIDENTIAL TREATMENT REQUESTED

                                                                            DAPD


to preserve, or to avoid a forfeiture of rights under, the [ * ] in excess of those set forth in Section 3.5; and [ * ] means the amount by which actual payments made by a [ * ] to COMPANY for Licensed Products or components of Licensed Products exceeds COMPANY's standard costs for manufacture and shipment of such products plus [ * ] of such costs, "standard costs" being determined in accordance with Generally Accepted Accounting Principles. LICENSORS acknowledge that they shall not be entitled to share in any payment made by a [ * ], regardless of how such payment is denominated, that represents reimbursement or advance payment of costs incurred by COMPANY for research, development or other purposes (as agreed by LICENSORS and COMPANY) in COMPANY's pursuit of regulatory or marketing approval for any Licensed Product. With respect to a [ * ] or [ * ] concluded prior to
Registration in [ * ] of the first Licensed Product, the Applicable Percentage shall be [ * ]. With respect to a sublicense or other contractual arrangement concluded after Registration in [ * ] of the first Licensed Product, the Applicable Percentage shall be [ * ]. With respect to any sublicensing or other transaction to which this Section 3.7 applies but which relates to products or compounds in addition to Licensed Products and for which an allocation would be necessary, the parties shall meet and attempt to agree on which portion of the total payments received by COMPANY pursuant to such transaction should be subject to this Section 3.7. In the event the parties cannot agree upon such allocation within a reasonable period of time, COMPANY shall select an independent certified public accountant, to which LICENSORS have

 * CONFIDENTIAL TREATMENT REQUESTED

                                                                            DAPD


no reasonable objection, to determine such allocation. Such allocation shall be determined in accordance with generally accepted accounting principles in the United States.

     3.8 ACCRUAL OF ROYALTIES. No royalty shall be payable on a Licensed Product made, sold, or used for tests or development purposes or distributed as samples. No royalties shall be payable on sales among COMPANY, its Affiliates and sublicensees, but royalties shall be payable on subsequent sales by COMPANY, its Affiliates or sublicensees to a third party. No multiple royalty shall be payable because the manufacture, use or sale of a Licensed Product is covered by more than one Valid Claim or at least one Valid Claim and the Licensed Technology.

     3.9 THIRD PARTY ROYALTIES. If COMPANY, its Affiliates or sublicensees determine after consultation with LICENSORS, but at COMPANY's discretion, that it or they are required to pay royalties or other fees to any third party (including under any third party license to which Section 2.6 applies) because the manufacture, use, offer for sale, importation, or sale of a Licensed Product infringes any patent or other intellectual property rights of such third party in a given country, and as a result of such third party royalty payments or any other fees paid to such third party, the total royalties payable by COMPANY to LICENSORS and such third parties exceeds [ * ] of COMPANY's Net Selling Price for such Licensed Product during any royalty period (such excess being referred to as "Excess Royalties"), COMPANY, its Affiliates or sublicensees may deduct from running royalties thereafter due to LICENSORS (per Section 3.4 of this Agreement) with respect to the Net Selling Price of such Licensed Product in such country up to [ * ] of the Excess Royalties. In no event shall the royalties due on such Sales of such Licensed Product in such country on account of any reduction pursuant

 * CONFIDENTIAL TREATMENT REQUESTED

                                                                            DAPD


to this Section 3.9 thereby be reduced to less than [ * ] of the royalties which would have been due thereunder on such Sales of such Licensed Product in such country.

     3.10 COMPULSORY LICENSES. Should a compulsory license be granted to any third party in any country of the Licensed Territory to make, have made, use, import, offer for sale or sell Licensed Products, the royalty rate payable thereunder for sales of the Licensed Products by COMPANY in such country shall be adjusted to match any lower royalty rate granted to the third party for such country. COMPANY shall provide LICENSORS with prompt written notice of any governmental or judicial procedures initiated in any country to impose a compulsory license. COMPANY shall take all reasonable and legal steps as COMPANY deems appropriate which are available to oppose such compulsory license and shall, at LICENSORS' request, cooperate reasonably with LICENSORS in any legal action which LICENSORS may wish to take to oppose such compulsory license, which action shall be at LICENSORS' sole expense and may not be taken by LICENSORS if such action would materially jeopardize the validity of any Licensed Patents in such country.

     3.11 REDUCTION IN ROYALTY DUE TO INVALID CLAIMS. In the event that all applicable claims of a patent or patent application included within the Licensed Patents under which COMPANY is selling or actively developing a Licensed Product shall be held invalid or not infringed by the Licensed Products COMPANY is selling or actively developing by a court of competent jurisdiction in a given country of the Licensed Territory, whether or not there is a conflicting decision by another court of competent jurisdiction in such country, COMPANY may cease all royalty payments on its, its Affiliates' or its sublicensees' sales of such Licensed Product

 * CONFIDENTIAL TREATMENT REQUESTED

                                                                            DAPD


covered by such claims and, if it does so, shall deposit such royalty payments in an interest-bearing escrow account until such judgment is finally reversed by an unappealed or unappealable decree of a court of competent jurisdiction of higher dignity in such country or is otherwise unappealable or is unappealed within the time allowed therefor; provided, however, that if such judgment is finally reversed by an unappealed or unappealable decree of a court of competent jurisdiction of higher dignity in such country, the former royalty payments shall be resumed and the royalty payments not theretofore made and interest earned thereon shall become due and payable to LICENSORS.

     3.12 MOST FAVORED LICENSEE. Should COMPANY's exclusive license hereunder become nonexclusive in any country of the Licensed Territory due to LICENSORS' exercise of their conversion remedy and should LICENSORS thereafter grant to a third party a license for any Licensed Product in such country containing more favorable terms than those granted to COMPANY, then in such an event, LICENSORS promptly shall notify COMPANY and or its Affiliates or sublicensees, as applicable, and COMPANY and such

                                                                            DAPD


Affiliates or sublicensees shall have the benefit of such more favorable terms provided they accept any less favorable terms contained in such license.

                       ARTICLE 4.  REPORTS AND ACCOUNTING

     4.1 ROYALTY REPORTS AND RECORDS. During the term of this Agreement, COMPANY shall furnish, or cause to be furnished to LICENSORS, written reports governing each of COMPANY's, COMPANY's Affiliates' and COMPANY's sublicensees' fiscal quarters showing:

            (a) the gross selling price of all Licensed Products Sold by COMPANY, its Affiliates and sublicensees, in each country of the Licensed Territory during the reporting period, together with the calculations of Net Selling Price in accordance with Sections 1.15 and 1.16; and

            (b) the royalties payable in Dollars, which shall have accrued hereunder in respect to such Sales; and

            (c) the exchange rates used, if any, in determining the amount of Dollars; and

            (d) a summary of all reports provided to COMPANY by COMPANY's sublicensees; and

            (e) the amount of any consideration received by COMPANY from sublicensees, an explanation of the contractual obligation satisfied by such consideration and calculation of any payments due LICENSORS pursuant to Section
3.7 of this Agreement;

            (f) the occurrence of any event triggering a Milestone Payment obligation in accordance with Section 3.2; and

                                                                            DAPD


            (g) the basis for any credits taken against Annual Minimum payments in accordance with Subsection 3.5 (d), including documentation of costs incurred by COMPANY in any litigation, infringement, interference, or other action pertaining to the Licensed Patents, and any deductions from running royalty payments taken pursuant to Section 3.9, including documentation of any royalties or other fees paid to third parties.

     Reports shall be made semi-annually until the first Sale of a Licensed Product and quarterly thereafter. Semi-annual reports shall be due within thirty (30) days of the close of every second and fourth COMPANY fiscal quarter. Quarterly reports shall be due within sixty (60) days of the close of every COMPANY fiscal quarter. COMPANY shall keep accurate records in sufficient detail to enable royalties and other payments payable hereunder to be determined. COMPANY shall be responsible for all royalties and late payments that are due to LICENSORS that have not been paid by COMPANY's Affiliates and sublicensees. COMPANY's sublicensees shall have, and shall be notified by COMPANY that they have, the option of making any royalty payment directly to LICENSORS.

     4.2 RIGHT TO AUDIT. LICENSORS shall have the right, upon prior notice to COMPANY, not more than once in each COMPANY fiscal year nor more than once in respect of any fiscal year, through an independent certified public accountant selected by LICENSORS and acceptable to COMPANY, which acceptance shall not be unreasonably refused, to have access during normal business hours to those records of COMPANY as may be reasonably necessary to verify the accuracy of the royalty reports required to be furnished by COMPANY pursuant to Section 4.1 of the Agreement. COMPANY shall include in any sublicenses granted pursuant to this Agreement a provision requiring the sublicensee to keep and maintain records of Sales made pursuant to such sublicense and to grant access to such records by LICENSORS' independent certified public accountant. If such independent certified public accountant's report shows any underpayment of royalties by COMPANY, its Affiliates or sublicensees, within thirty

                                                                            DAPD


(30) days after COMPANY's receipt of such report, COMPANY shall remit or shall cause its sublicensees to remit to LICENSORS:

            (a)  the amount of such underpayment; and

            (b) if such underpayment exceeds [ * ] of the total royalties owed for the fiscal year then being reviewed, the reasonably necessary fees and expenses of such independent certified public accountant performing the audit. Otherwise, LICENSORS' accountant's fees and expenses shall be borne by LICENSORS. Any overpayment of royalties shall be fully creditable against future royalties payable in any subsequent royalty periods. Upon the expiration of [ * ] following the end of any fiscal year, the calculation of royalties payable with respect to such fiscal year shall be binding and conclusive on LICENSORS and COMPANY, unless an audit is initiated before expiration of such [ * ].

     4.3 CONFIDENTIALITY OF RECORDS. All information subject to review under this Article 4 shall be confidential. Except where provided by law, LICENSORS and its accountant shall retain all such information in confidence.

                              ARTICLE 5.  PAYMENTS

     5.1 PAYMENTS AND DUE DATES. Except as otherwise provided herein, royalties and sublicense and other fees payable to LICENSORS as a result of activities occurring during the period covered by each royalty report provided for under Article 4 of this Agreement shall be due and payable on the date such royalty report is due. Payments of royalties in whole or in part may be made in advance of such due date. Any payment in excess of [ * ] shall be made by wire transfer to an account or accounts of LICENSORS

 * CONFIDENTIAL TREATMENT REQUESTED

                                                                            DAPD


designated by LICENSORS from time to time; provided, however, that in the event that LICENSORS fail to designate such account, COMPANY or its Affiliates and sublicensees may remit payment to LICENSORS to the address applicable for the receipt of notices hereunder; providing, further, that any notice by LICENSORS of such account or change in such account, shall not be effective until fifteen (15) days after receipt thereof by COMPANY. One hundred percent (100%) of each payment due hereunder shall be paid by COMPANY to EMORY. UGARF acknowledges and agrees that COMPANY shall have no liability to UGARF with respect to any payment due hereunder after such payment is made by COMPANY to EMORY.

     5.2    CURRENCY RESTRICTIONS.  Except as hereinafter provided in this
Section 5.2, all royalties shall be paid in Dollars. If, at any time, legal restrictions prevent the prompt remittance of part of or all royalties with respect to any country in the Licensed Territory where Licensed Products are Sold, COMPANY or its sublicensee shall have the right and option to make such payments by depositing the amount thereof in local currency to LICENSORS' accounts in a bank or depository in such country.

     5.3 INTEREST. Royalties and other payments required to be paid by COMPANY pursuant to this Agreement shall, if overdue, bear interest at the lesser of [ * ] or a per annum rate of [ * ] until paid. The payment of such interest shall not foreclose LICENSORS from exercising any other rights they may have because any payment is overdue.

 * CONFIDENTIAL TREATMENT REQUESTED

                                                                            DAPD


                  ARTICLE 6.  DEVELOPMENT AND MARKETING PROGRAM

     6.1 DUE DILIGENCE OBLIGATIONS. COMPANY shall directly, or through or in collaboration with Affiliates and sublicensees, use its best efforts:


            (a) to conduct a research and development program relating to the use of Licensed Products in the Field of Use; and

            (b)  to diligently pursue Registration of the Licensed Products;
and

            (c)  to effectively market the Licensed Products.

     6.2    FULFILLMENT; CONVERSION.

            (a) For purposes of this Agreement, "best efforts" shall mean that COMPANY shall use reasonable efforts including, to the extent appropriate, pursuing sublicenses or corporate alliances, consistent with those used by comparable pharmaceutical companies in the United States in research and development projects for therapeutic methods or compositions deemed to have commercial value comparable to the Licensed Products. COMPANY's best efforts obligations set forth in this Article 6 and implied by law shall be deemed to have been fulfilled if COMPANY: (i) causes the Phase II Commencement Date with respect to a first Licensed Product to occur for [ * ] (the "First Indication") to occur by the [ * ] anniversary of the date of this Agreement; and (ii) files an NDA for a Licensed Product for [ * ] by the [ * ] anniversary of the date of this Agreement; and (iii) causes the Phase II Commencement Date with respect to [ * ] (the "Second Indication") to occur by the [ * ] anniversary of the date of this Agreement; and (iv) files the NDA for a Licensed Product for [ * ] by the

 * CONFIDENTIAL TREATMENT REQUESTED

                                                                            DAPD


[ * ] anniversary of the date of this Agreement; and (v) diligently pursues such Registrations for both indications; and (vi) commences marketing at least one Licensed Product within [ * ] following such Registration. COMPANY shall be entitled to obtain a maximum of three consecutive extensions of time for meeting each of its obligations to commence Phase II clinical studies or file an NDA for [ * ] by paying to LICENSORS [ * ] for a first extension of [ * ] duration, [ * ] for a second extension of [ * ] duration, and [ * ] for a third extension of [ * ] duration. Payment for any such extension must be received by LICENSORS within [ * ] business days following the expiration of the period during which any diligence obligation was required to be met. COMPANY shall provide reports to LICENSORS every [ * ] following its NDA filing(s) concerning the status of such filing(s) until final approval thereof. Each such report shall describe the status of the COMPANY's NDA and disclose any request for additional information or data received by COMPANY from the FDA during the reporting period and COMPANY's plans for complying with such request. COMPANY shall immediately notify LICENSORS if COMPANY determines that it is unwilling to comply with any FDA requirement the failure with which to comply would result in the given Licensed Product being unapprovable by the FDA (which notice is hereinafter referred to as a "Failure of Diligence Notice"). Upon receipt of such a Failure of Diligence Notice, COMPANY shall be deemed to have failed to meet its diligence obligations, and LICENSORS may thereafter invoke any remedy provided for in this Article without any further notice to COMPANY.


 * CONFIDENTIAL TREATMENT REQUESTED

                                                                            DAPD


            (b) In the event COMPANY fails to meet any diligence requirement set forth herein in respect of a Licensed Product for a given indication, LICENSORS shall have the option in their sole discretion to (i) terminate the Agreement within the entire Licensed Territory or any portion of the Licensed Territory for such indication, (ii) convert the license granted in this Agreement into a non-exclusive license within the entire Licensed Territory or any portion of the Licensed Territory for such indication, or (iii) terminate the Agreement within a portion of the Licensed Territory and convert the license granted in this Agreement into a non-exclusive license within a portion of the Licensed Territory for such indication.

            (c) Upon exercise by LICENSORS of any portion of their rights under the preceding Subsection with respect to a given indication, COMPANY shall deliver to LICENSORS all data, and shall grant to LICENSORS and their sublicensees a non-exclusive, royalty free license under all intellectual property rights in COMPANY's or COMPANY's sublicensees' control and required for regulatory or commercial reasons in order to market any Licensed Product in the country or countries in which termination has occurred for such indication. COMPANY shall further provide LICENSORS, promptly upon request, copies of the IND, NDA or other documents required for regulatory approvals for Sale in the United States and any foreign countries for such indication provided that such termination has occurred with respect to such countries. COMPANY shall, further permit LICENSORS and any licensee of LICENSORS to cross-reference such filings for such indication and shall sell LICENSORS or LICENSORS' licensees any Licensed Compounds or intermediates used in the synthesis of such Licensed

                                                                            DAPD


Compounds (and not being used by COMPANY for the synthesis of other compounds) at COMPANY's cost.

            (d) Prior to exercising any rights under this Section, LICENSORS shall give COMPANY [ * ] notice and shall meet with COMPANY, at COMPANY's request and expense, during such [ * ] period, to discuss any disagreements about whether COMPANY has complied with the requirements of this Section. Upon expiration of such [ * ] period, LICENSORS shall have the right in their sole discretion to proceed with the exercise of all rights and remedies provided for herein unless the applicable diligence obligation is met during such [ * ] period.

     6.3 PROGRESS REPORTS. COMPANY shall, no less frequently than once every [ * ] until a Licensed Product has been Registered, provide LICENSORS with a written report detailing all activities of COMPANY, its Affiliates and sublicensees related to developing Licensed Products, except to the extent required to do so more frequently pursuant to Section 6.2.

     6.4 DEVELOPMENT OUTSIDE UNITED STATES. No later than COMPANY's filing of an NDA for a Licensed Product in the United States, COMPANY shall directly, or through or in collaboration with Affiliates and sublicensees, commence its best efforts:

            (a) to obtain Registration for a Licensed Product in such other countries of the Licensed Territory as COMPANY or COMPANY's Affiliates and sublicensees deem appropriate; and

            (b) upon Registration of a Licensed Product in a particular country proceed with due diligence to market such Licensed Product in such country.


 * CONFIDENTIAL TREATMENT REQUESTED

                                                                            DAPD



                         ARTICLE 7.  PATENT PROSECUTION

     7.1    LICENSED PATENTS ASSIGNED TO LICENSORS.

            (a) LICENSORS shall be primarily responsible for all patent prosecution activities pertaining to Licensed Patents assigned solely to LICENSORS. LICENSORS shall select patent counsel, acceptable to COMPANY, to prosecute, acquire from the relevant patent offices, defend and maintain and handle any litigation, interference, opposition or other action pertaining to the validity, enforceability, allowability or subsistence (all of the foregoing activities being referred to as "Patent Prosecution Activities") of all such Licensed Patents and shall provide COMPANY with copies of all filings and correspondence pertaining to such Patent Prosecution Activities (pre and post the date hereof), in a timely manner, so as to give COMPANY an opportunity to comment thereon. To the extent reasonably possible, LICENSORS shall pursue Patent Prosecution Activities in respect of such Licensed Patents in at least the following countries: [ * ] and [ * ]. LICENSORS shall, upon COMPANY's request, pursue Patent Prosecution Activities in respect of such Licensed Patents in additional countries. If LICENSORS decide to abandon or allow to lapse any patent application or patent within the Licensed Patents or discontinue any other Patent Prosecution Activities in respect thereof in any country of the Licensed Territory, LICENSORS shall inform COMPANY and COMPANY shall be given the opportunity to assume Patent Prosecution Activities in respect thereof.

            (b) COMPANY shall reimburse LICENSORS, not later than thirty (30) days after receiving an invoice from LICENSORS (and reasonable substantiation thereof if

 * CONFIDENTIAL TREATMENT REQUESTED

                                                                            DAPD


requested by COMPANY), for all reasonable out-of-pocket expenses incurred by LICENSORS after the date of this Agreement for all such Patent Prosecution Activities. Invoices shall be submitted once in respect of each calendar quarter as promptly as practicable after the end of such quarter. If COMPANY fails to promptly reimburse LICENSORS for any undisputed expenses for Patent Prosecution Activities respecting any patent application or issued patent assigned solely to LICENSORS within the time allowed therefor, upon at least thirty (30) days' prior notice to COMPANY, such patent application or issued patent shall not be considered a Licensed Patent and LICENSORS shall be free, at their election, to continue or discontinue any or all of the Patent Prosecution Activities in respect of such patent application or issued patent or grant rights to such patent application or issued patent to third parties.

            (c) COMPANY reserves the right to terminate its obligations pursuant to Section 7.1 with respect to any patent application or patent included in the Licensed Patents in any country or countries upon at least thirty (30) days' prior written notice to LICENSORS. After the date specified in such notice on which COMPANY's obligation to pay further expenses for Patent Prosecution Activities terminates, such patent application or patent, as the case may be, shall no longer be included in the Licensed Patents in those countries in which COMPANY has exercised its rights to terminate such obligations.

     7.2 LICENSED PATENTS JOINTLY ASSIGNED TO COMPANY AND LICENSORS. Any invention relating to a Licensed Compound, the invention of which under applicable patent

                                                                            DAPD


law is attributed jointly to at least one employee of either LICENSOR and at least one employee of COMPANY, shall be assigned by such employees to such LICENSOR and COMPANY. Any such jointly assigned patent, or patent application which includes claims to any Licensed Products shall be considered a Licensed Patent and subject to the terms of this Agreement. COMPANY shall be primarily responsible for all Patent Prosecution Activities pertaining to Licensed Patents jointly assigned to LICENSORS and COMPANY. COMPANY shall select patent counsel, acceptable to LICENSORS, to pursue Patent Prosecution Activities in respect of all such Licensed Patents and shall provide LICENSORS with copies of all filings and correspondence pertaining to such Patent Prosecution Activities, in a timely manner, so as to give LICENSORS an opportunity to comment thereon. COMPANY shall advise such patent counsel in writing that for purposes of such Patent Prosecution Activities, such counsel represents both COMPANY and any LICENSOR which is a joint assignee of such patent application or issued patent. COMPANY shall further inform LICENSORS of any decision by COMPANY to discontinue any Patent Prosecution Activities in respect of any pending patent application or issued patent promptly upon reaching such decision and in any case, no less than thirty (30) days before the discontinuance thereof. COMPANY shall be solely responsible for all expenses incurred by COMPANY in connection with Patent Prosecution Activities for patent applications and patents to which this
Section 7.2 applies. COMPANY shall pursue Patent Prosecution Activities in respect of such Licensed Patents in those countries it deems reasonably appropriate after consultation with LICENSORS. If COMPANY fails to timely pursue Patent Prosecution Activities in respect of any patent application or issued patent jointly assigned to COMPANY and LICENSORS in any country in which LICENSORS wish to pursue such Patent Prosecution Activities, LICENSORS shall be free at their sole expense, to continue or discontinue any or all

                                                                            DAPD


of the Patent Prosecution Activities in respect of such patent application or issued patent in such country or grant their rights to such patent application or issued patent to third parties. Thereafter, LICENSORS' rights to such patent application and issued patent shall no longer be included in the license granted pursuant to Section 2.1 and COMPANY shall further, upon LICENSORS' request, license COMPANY's rights under such jointly assigned patents to LICENSORS or any licensees of LICENSORS, non-exclusively on a royalty free basis.

                            ARTICLE 8.  INFRINGEMENT

     8.1 THIRD PARTY INFRINGEMENT. If COMPANY or either LICENSOR becomes aware of any activity that it believes infringes a Valid Claim, the party obtaining such knowledge shall promptly advise the others of all relevant facts and circumstances pertaining to the potential infringement. COMPANY shall have the right to enforce any rights within the Licensed Patents or the Licensed Technology against such infringement, at its own expense. LICENSORS shall cooperate with COMPANY in such effort, at COMPANY's expense, including being joined as a party or parties to such action if necessary. COMPANY may deposit up to [ * ] of any running royalties and Milestone Payments which are otherwise payable to LICENSOR during the pendency of any such infringement action in an interest-bearing escrow account (bearing interest at rates comparable to other COMPANY deposits of immediately available funds).
COMPANY shall, upon the final resolution or settlement of such infringement action, provide LICENSORS with an accounting of the total royalty payments and Milestone Payments escrowed (and interest thereon) and COMPANY's expenses incurred in such infringement action. COMPANY shall be entitled to offset any expenses which COMPANY fails to recoup from any

 * CONFIDENTIAL TREATMENT REQUESTED

                                                                            DAPD


damage award or settlement payments arising from such infringement action against such escrowed royalties. Any escrowed payments (and interest thereon) in excess of COMPANY's unrecouped expenses shall be immediately paid to LICENSORS. Any damage award or settlement payments made to COMPANY in excess of COMPANY's expenses shall be treated as royalty bearing Sales of Licensed Products and COMPANY shall make royalty payments on such revenues in accordance with Article 3 of this Agreement.

     8.2 LICENSORS' RIGHT TO PURSUE THIRD PARTY INFRINGERS. If COMPANY shall fail, within one hundred twenty (120) days after receiving notice from LICENSORS of a potential infringement, or providing LICENSORS with notice of such infringement, to either (a) terminate such infringement or (b) institute an action to prevent continuation thereof and, thereafter, to prosecute such action diligently, or if COMPANY notifies LICENSORS that it does not plan to terminate the infringement or institute such action, then LICENSORS shall have the right to do so at their own expense. COMPANY shall cooperate with LICENSORS in such effort, including being joined as a party to such action if necessary.
LICENSORS shall be entitled to retain all damages or costs awarded to LICENSORS in such action.

                                                                            DAPD


                 ARTICLE 9. WARRANTIES; EXCLUSION OF WARRANTIES;

                               AND INDEMNIFICATION

     9.1    WARRANTIES OF LICENSORS.

            (a) LICENSORS represent and warrant that, to the best of their knowledge:


                 (i) LICENSORS have disclosed to COMPANY all potential patent rights in the control of third parties known to LICENSORS which may be needed to commercialize any Licensed Products ; and

                 (ii) APPENDIX "A" is a complete list of all patents and patent applications included in the Licensed Patents as of the date hereof. LICENSORS will, from time to time during the term of this Agreement, promptly provide COMPANY, upon request, with an updated version of APPENDIX "A".

            (b) LICENSORS further represent and warrant that they are the exclusive owners of all right, title and interest in the patents and patent applications identified in APPENDIX "A" as of the date hereof, subject to the rights of the U.S. Government as described in the U.S. Government Licenses. For purposes of the representation and warranty set forth in clause (i) of Subsection 9.1(a), "LICENSORS" shall mean the Inventors and any employees of EMORY or UGARF who work in the technology transfer area. COMPANY acknowledges that LICENSORS have not undertaken any investigation with respect to the potential patent rights of any third party.

                                                                            DAPD


     9.2 WARRANTIES OF EACH PARTY. Each party hereto represents to the others that it is free to enter into this Agreement and to carry out all of the provisions hereof, including, in the case of LICENSORS, their grant to COMPANY of the license described in Section 2. 1.

     9.3 MERCHANTABILITY AND EXCLUSION OF WARRANTIES. COMPANY possesses the necessary expertise and skill in the technical areas pertaining to the Licensed Patents, Licensed Products and Licensed Technology to make, and has made, its own evaluation of the capabilities, safety, utility and commercial application of the Licensed Patents, Licensed Products and Licensed Technology. ACCORDINGLY, EXCEPT AS SET FORTH IN SECTIONS 9.1 AND 9.2, LICENSORS DO NOT MAKE ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE VALIDITY OF LICENSED PATENTS, LICENSED TECHNOLOGY OR LICENSED PRODUCTS AND EXPRESSLY DISCLAIM ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER IMPLIED WARRANTIES WITH RESPECT TO THE CAPABILITIES, SAFETY, UTILITY, OR COMMERCIAL APPLICATION OF THE LICENSED PATENTS, LICENSED TECHNOLOGY OR LICENSED PRODUCTS.

     9.4 NO LIABILITY FOR CONSEQUENTIAL DAMAGES AND LIMITATION OF LIABILITY. LICENSORS shall not be liable to COMPANY or COMPANY's Affiliates, customers or sublicensees for compensatory, special, incidental, indirect, consequential or exemplary damages resulting from the manufacture, testing, design, labeling, use or sale of Licensed

                                                                            DAPD


Products by or through COMPANY, its Affiliates or sublicensees. This Section shall not affect COMPANY's rights hereunder to any credit or royalty reduction explicitly permitted elsewhere herein.

     9.5 INDEMNIFICATION. (a) COMPANY shall defend, indemnify, and hold harmless the Indemnitees, from and against any and all claims, demands, loss, liability, expense, or damage (including investigative costs, court costs and reasonable attorneys' fees) Indemnitees may suffer, pay, or incur as a result of claims, demands or actions against any of the Indemnitees arising or alleged to arise by reason of, or in connection with, any and all personal injury (including death) and property damage caused or contributed to, in whole or in part, by manufacture, testing, design, use, Sale, or labeling of any Licensed Products by COMPANY or COMPANY's Affiliates, contractors, agents or sublicensees. COMPANY's obligations under this Article shall survive the expiration or termination of this Agreement for any reason.

                                                                            DAPD


     (b) LICENSORS shall indemnify and hold Indemnitees harmless from and against any and all claims, demands, loss, liability, expense or damage (including investigative costs, court costs and reasonable attorneys' fees) Indemnitees may suffer, pay or incur as a result of claims, demands or actions against any of the Indemnitees arising by reason of, or in connection with, the breach by LICENSORS of any of their representations and warranties set forth in this Agreement.

     9.6 INSURANCE. Without limiting COMPANY's indemnity obligations under the preceding Section, COMPANY shall, to the extent available at commercially reasonable rates and prior to any clinical trial or Sale of any Licensed Product, cause to be in force, an [ * ] insurance policy which:

            (a) insures LICENSORS and their Indemnitees for all claims, damages, and actions mentioned in Section 9.5(a) of this Agreement; and

            (b) requires the insurance carrier to provide LICENSORS with no less than [ * ] written notice of any change in the terms or coverage of the policy or its cancellation; and

            (c) provides Indemnitees product liability coverage in an amount no less than [ * ] per occurrence for bodily injury and [ * ] per occurrence for property damage, subject to a reasonable aggregate amount, as determined by COMPANY.

 * CONFIDENTIAL TREATMENT REQUESTED

                                                                            DAPD


     9.7    NOTICE OF CLAIMS; INDEMNIFICATION PROCEDURES.

            (a) COMPANY shall promptly notify LICENSORS of all claims involving the Indemnitees for which indemnification is or may be provided in
Section 9.5(a) and shall advise LICENSORS of the policy amounts that might be needed to defend and pay any such claims.

            (b) An Indemnitee which intends to claim indemnification under this Article shall promptly notify the other party (the "Indemnitor") in writing of any matter in respect of which the Indemnitee or any of its employees or agents intend to claim such indemnification. The Indemnitee shall permit, and shall cause its employees and agents to permit, the Indemnitor, at its discretion, to settle any such matter and agrees to the complete control of such defense or settlement by the Indemnitor; provided, however, that such settlement does not adversely affect the Indemnitee's rights hereunder or impose any obligations on the Indemnitee in addition to those set forth herein in order for it to exercise such rights. No such matter shall be settled without the prior written consent of the Indemnitor and the Indemnitor shall not be responsible for any legal fees or other costs incurred other than as provided herein. The Indemnitee, its employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any matter covered by the applicable indemnification. The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and expense.

                                                                            DAPD


                          ARTICLE 10.  CONFIDENTIALITY

     10.1 TREATMENT OF CONFIDENTIAL INFORMATION. Except as otherwise provided hereunder, during the term of this Agreement and for a period of [ * ] thereafter:

            (a) COMPANY and its Affiliates and sublicensees shall retain in confidence and use only for purposes of this Agreement, any written information and data supplied by LICENSORS to COMPANY under this Agreement; and

            (b) LICENSORS shall retain in confidence and use only for purposes of this Agreement any written information and data supplied by COMPANY or on behalf of COMPANY to LICENSORS under this Agreement.

     For purposes of this Agreement, all such information and data which a party is obligated to retain in confidence shall be called "Information."

     10.2 RIGHT TO DISCLOSE. To the extent that it is reasonably necessary to fulfill its obligations or exercise its rights under this Agreement, or any rights which survive termination or expiration hereof, each party may disclose Information to its Affiliates, sublicensees, consultants, outside contractors, actual or prospective investors, governmental regulatory authorities and clinical investigators on condition that such entities or persons agree:

            (a) to keep the Information confidential for a [ * ] time period and to the same extent as each party is required to keep the Information confidential; and

            (b) to use the Information only for such purposes as such parties are authorized to use the Information.

 * CONFIDENTIAL TREATMENT REQUESTED

                                                                            DAPD


     Each party or its Affiliates or sublicensees may disclose Information to the government or other regulatory authorities to the extent that such disclosure (i) is necessary for the prosecution and enforcement of patents, or authorizations to conduct clinical trials or commercially market Licensed Products, provided such party is then otherwise entitled to engage in such activities during the term of this Agreement or thereafter in accordance with the provisions of this Agreement, or (ii) is legally required.

     10.3 RELEASE FROM RESTRICTIONS. The obligation not to disclose Information shall not apply to any part of such Information that:

            (a) is or becomes patented, published or otherwise part of the public domain, other than by unauthorized acts of the party obligated not to disclose such Information (for purposes of this Article 10 the "receiving party") or its Affiliates or sublicensees in contravention of this Agreement; or

            (b) is disclosed to the receiving party or its Affiliates or sublicensees by a third party provided that such Information was not obtained by such third party directly or indirectly from the other party to this Agreement; or

            (c) prior to disclosure under this Agreement, was already in the possession of the receiving party, its Affiliates or sublicensees, provided that such Information was not obtained directly or indirectly from the other party to this Agreement; or

            (d) results from research and development by the receiving party or its Affiliates or sublicensees, independent of disclosures from the other party of this Agreement,

                                                                            DAPD


provided that the persons developing such information have not had exposure to the information received from the other party to this Agreement; or

            (e) is required by law to be disclosed by the receiving party, provided that the receiving party uses reasonable efforts to notify the other party immediately upon learning of such requirement in order to give the other party reasonable opportunity to oppose such requirement; or

            (f)  COMPANY and LICENSORS agree in writing may be disclosed.

                        ARTICLE 11.  TERM AND TERMINATION

     11.1 TERM. Unless sooner terminated as otherwise provided in this Agreement, the term of this Agreement shall commence on the date of this Agreement and shall continue in full force and effect until the expiration of [ * ].

     11.2 TERMINATION. LICENSORS shall have the right to terminate this Agreement upon the occurrence of any one or more of the following events, provided that LICENSORS have given COMPANY the notice required in Section 11.3 and COMPANY has failed to cure the breach described in such notice:

            (a) failure of COMPANY to make any payment required pursuant to this Agreement when due; or

            (b) failure of COMPANY to timely issue COMPANY stock to LICENSORS or certain Inventors as designated by LICENSORS in accordance with the certain Restricted Stock Purchase Agreement among LICENSORS and such Inventors and COMPANY of even date herewith; or

 * CONFIDENTIAL TREATMENT REQUESTED

                                                                            DAPD


            (c) failure of COMPANY to render reports to LICENSORS as required by this Agreement; or

            (d) the institution of any proceeding by COMPANY under any bankruptcy, insolvency, or moratorium law; or

            (e) any assignment by COMPANY of substantially all of its assets for the benefit of creditors; or

            (f) placement of COMPANY's assets in the hands of a trustee or a receiver unless the receivership or trust is dissolved within thirty (30) days thereafter and provided that in the case of in involuntary bankruptcy proceeding, which is contested by COMPANY, such termination shall not become effective until the bankruptcy court of jurisdiction has entered an order upholding the petition; or

            (g) a decision by COMPANY or COMPANY's permitted assignee of rights under this Agreement to quit the business of developing or selling Licensed Products; or

            (h) the breach by COMPANY of any other material term of this Agreement.

     11.3 EXERCISE. LICENSORS may exercise their right of termination by giving COMPANY, its trustees, receivers or assigns, thirty (30) days' prior written notice of LICENSORS' election to terminate. Such notice shall include the basis for such termination. Upon the expiration of such period, this Agreement shall automatically terminate unless COMPANY has cured the breach. Such notice and termination shall not

                                                                            DAPD


prejudice LICENSORS' right to receive royalties or other sums due hereunder and shall not prejudice any cause of action or claim of LICENSORS.

     11.4 FAILURE TO ENFORCE. The failure of LICENSORS, at any time, or for any period of time, to enforce any of the provisions of this Agreement, shall not be construed as a waiver of such provisions or as a waiver of the right of LICENSORS thereafter to enforce each and every such provision of this Agreement.

     11.5 TERMINATION BY COMPANY. COMPANY shall have the right to terminate this Agreement upon the occurrence of either of the following events:

            (a)  the breach of a material term of this Agreement by LICENSORS;
or

            (b) upon COMPANY's convenience and written notice of such termination given to LICENSORS at least ninety (90) days prior to the date of such termination. The termination right set forth in this Subsection 11.5(b) may be exercised by COMPANY in respect of either or both indications in the entire Licensed Territory or one or more countries (excluding the United States) of the Licensed Territory without affecting this Agreement in the remaining countries of the Licensed Territory.

     11.6   EXERCISE.  COMPANY may exercise its right of termination pursuant to
Section 11.5(a) by giving LICENSORS thirty (30) days' prior written notice of COMPANY's election to terminate. The notice shall include the basis for such termination. Upon the expiration of such period, this Agreement shall automatically terminate unless LICENSORS have cured the breach. Such notice of termination shall not

                                                                            DAPD


prejudice any cause of action or claim of COMPANY accrued or to accrue on account of any breach or default by LICENSORS.

     11.7 EFFECT. If this Agreement is terminated as a result of COMPANY's breach pursuant to Section 11.2, or in accordance with Section 11.5(b): (a) COMPANY shall use its best efforts to return, or at LICENSORS' direction, destroy, all data, writings and other documents and tangible materials supplied to COMPANY by LICENSORS; and (b) COMPANY shall further, upon LICENSORS' request and with no need for additional consideration, grant LICENSORS a non-exclusive, royalty free license (with the right to sublicense) to all of COMPANY's rights in any Licensed Patents and other patents owned by, licensed to (to the extent sublicensing is permissible and subject to the terms thereof, including any royalty obligations) or controlled by COMPANY which include claims covering or potentially covering the manufacture, use or sale of any Licensed Products, or derivatives or analogues thereof. COMPANY shall further provide LICENSORS with full and complete copies of all toxicity, efficacy, and other data generated by COMPANY or COMPANY's Affiliates, sublicensees, contractors or agents in the course of COMPANY's efforts to develop Licensed Products or obtain governmental approval for the Sale of Licensed Products, including but not limited to any IND, NDA or other documents filed with any government agency. LICENSORS and their licensees shall be authorized to cross-reference any such IND, NDA or other filings made in the United States or foreign countries where permitted by law. LICENSORS shall be authorized to provide data pertaining to the Licensed Patents and Licensed Technology to any third party with a bona fide interest in licensing such technology. Such data shall be provided on a confidential

                                                                            DAPD


basis; provided, however, that if such third party enters into a license with LICENSORS, such third party shall be free to use such data for all purposes, including to obtain government approvals to sell products containing any Licensed Compound. COMPANY shall cooperate reasonably (at no unreimbursed expense to COMPANY) with any third party licensee of LICENSORS in pursuing governmental approval to sell any product containing any Licensed Compound, including but not limited to, permitting such third parties to cross-reference any NDA filed with the FDA or Registration obtained from the FDA or analogous documents filed or obtained in any foreign countries.


                             ARTICLE 12.  ASSIGNMENT

     COMPANY shall not assign this Agreement or any part thereof without the prior written consent of LICENSORS, which consent shall not be unreasonably withheld or delayed. COMPANY may, however, without consent, assign or sell its rights under this Agreement (a) in connection with the transfer or sale of substantially its entire business to which this Agreement pertains, (b) in the event of its merger or consolidation with another company, or (c) to an Affiliate. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve any party of responsibility for the performance of any accrued obligation which such party has under this Agreement. Any assignee of this Agreement shall assume all accrued and prospective obligations including, but not limited to, those set forth in Articles 6 and 7. Any such assignee shall further, within sixty (60) days of becoming the assignee of rights hereunder, meet with LICENSORS' representatives to discuss such assignee's plans for the future development of the Licensed Products. If such assignee determines that it does not wish to continue the development or

                                                                            DAPD


marketing obligations required under this Agreement or otherwise attempt to sublicense its rights, then such assignee shall immediately terminate this Agreement. Any such termination shall be treated as a termination under Subsection 11.5(b).

                   ARTICLE 13.  TRANSFER OF LICENSED TECHNOLOGY

     Within sixty (60) days following the date hereof and as far as they have not previously done so, LICENSORS shall supply COMPANY with all available Licensed Technology. With respect to any Licensed Technology which becomes known to LICENSORS during the term of this Agreement, such disclosure will be made at least semi-annually or sooner, if practicable.

                      ARTICLE 14.  REGISTRATION OF LICENSE

     COMPANY, at its expense, may register the license granted under this Agreement in any country of the Licensed Territory where the use, sale or manufacture of a Licensed Product in such country would be covered by a Valid Claim. Upon request by COMPANY, LICENSORS agree promptly to execute any "short form" licenses submitted to it by COMPANY in order to effect the foregoing registration in such country.

           ARTICLE 15. NOTIFICATION AND AUTHORIZATION UNDER DRUG PRICE COMPETITION AND PATENT TERM RESTORATION ACT

     15.1 NOTICES RELATING TO THE ACT. LICENSORS shall use their best efforts to notify COMPANY of (a) the issuance of each U.S. patent included among the Licensed Patents, giving the date of issue and patent number for each such patent; and (b) each notice pertaining to any patent included among the Licensed Patents which LICENSORS receive as patent owner pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (hereinafter the "Act"), including, but not necessarily limited to,

                                                                            DAPD


notices pursuant to Sections 101 and 103 of the Act from persons who have filed an abbreviated NDA ("ANDA") of a "paper" NDA. Such notices shall be given promptly, but in any event within ten (10) days of LICENSORS' notice of each such patent's date of issue or receipt of each such notice pursuant to the Act, whichever is applicable.

     15.2 AUTHORIZATION RELATING TO PATENT TERM EXTENSION. LICENSORS hereby authorize COMPANY (a) to include in any NDA for a Licensed Product, as COMPANY may deem appropriate under the Act, a list of patents included among the Licensed Patents that relate to such Licensed Product and such other information as COMPANY, in its reasonable discretion, believes is appropriate to be filed pursuant to the Act; (b) to commence suit for any infringement of the Licensed Patents under Section 271(e) (2) of Title 35 of the United States Code occasioned by the submission by a third party of an IND or a paper NDA for a Licensed Product pursuant to Sections 101 or 103 of the Act; and (c) subject to LICENSORS' consent (which consent will not be unreasonably withheld or delayed), to exercise any rights that may be exercisable by LICENSORS as patent owners under the Act to apply for an extension of the term of any patent included among the Licensed Patents. In the event that applicable law in any other country of the Licensed Territory hereafter provides for the extension of the term of any patent included among the Licensed Patents in such country, upon request by COMPANY, LICENSORS shall use their best efforts to obtain such extension or, in lieu thereof, shall authorize COMPANY or, if requested by COMPANY or its sublicensees to apply for such extension, in consultation with LICENSORS. LICENSORS agree to cooperate with COMPANY or its sublicensees, as applicable, in the exercise of the authorization granted herein or which may be granted

                                                                            DAPD


pursuant to this Section 15.2 and will execute such documents and take such additional action as COMPANY may reasonably request in connection therewith, including, if necessary, permitting themselves to be joined as proper parties in any suit for infringement brought by COMPANY under subsection (b) above. The provisions of Article 8 shall apply to any suit for infringement brought by COMPANY under subsection (b) above. In the event COMPANY decides not to commence suit for infringement under subsection (b) above, COMPANY will notify LICENSORS of its decision within thirty (30) days so that LICENSORS may institute such litigation themselves, if they wish, at their own cost and expense.

                           ARTICLE 16.  MISCELLANEOUS

     16.1 ARBITRATION. Any controversy, claim or dispute regarding COMPANY's failure to meet its diligence obligations in accordance with Article 6 of this Agreement, including, without limitation, any dispute concerning the scope of this arbitration clause, shall be resolved through arbitration conducted under the auspices of the American Arbitration Association pursuant to that organization's rules for commercial arbitration. Any hearings requested by COMPANY shall be held in Atlanta, Georgia. Any hearings requested by LICENSORS shall be held in Durham, North Carolina.

     16.2 EXPORT CONTROLS. COMPANY acknowledges that LICENSORS are subject to United States laws and regulations controlling the export of technical data, biological materials, chemical compositions and other commodities and that LICENSORS' obligations under this Agreement are contingent upon compliance with applicable United States export laws and regulations. The transfer of technical data, biological materials, chemical

                                                                            DAPD


compositions and commodities may require a license from the cognizant agency of the United States government or written assurances by COMPANY that COMPANY shall not export data or commodities to certain foreign countries without the prior approval of certain United States agencies, or as otherwise prescribed by applicable law or regulation. LICENSORS neither represent that an export license shall not be required nor that, if required, such export license shall issue.

     16.3 LEGAL COMPLIANCE. COMPANY shall comply with all laws and regulations relating to its manufacture, use, sale, labeling or distribution of Licensed Products and shall not take any action which would cause LICENSORS or COMPANY to violate any laws or regulations.

     16.4 INDEPENDENT CONTRACTOR. COMPANY's relationship to LICENSORS shall be that of a licensee only. COMPANY shall not be the agent of LICENSORS and shall have no authority to act for, or on behalf of, LICENSORS in any matter. Persons retained by COMPANY as employees or agents shall not, by reason thereof, be deemed to be employees or agents of LICENSORS.

     16.5 PATENT MARKING. COMPANY shall mark Licensed Products Sold in the United States with United States patent numbers. Licensed Products manufactured or Sold in other countries shall be marked in compliance with the intellectual property laws in force in such countries. The foregoing obligations shall be subject to size and space limitations.

     16.6 USE OF NAMES. COMPANY shall obtain the prior written approval of LICENSORS prior to making use for any commercial purpose of the name of any of the

                                                                            DAPD


Inventors, any employee of either of the LICENSORS or of the LICENSORS, except that COMPANY may identify LICENSORS to prospective investors and in public announcements relating to consummation of this Agreement.

     16.7 EFFECT. This Agreement shall not become effective or binding upon the parties until signed by EMORY's Executive Vice President, UGARF's Vice President for Research and the President or any other authorized officer of COMPANY.

     16.8 GOVERNING LAW. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the parties hereunder, shall be construed under and governed by the laws of the State of Georgia and the United States of America.

     16.9 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among LICENSORS and COMPANY with respect to the subject matter hereof and shall not be modified, amended or terminated, except as herein provided or except by another agreement in writing executed by the parties hereto.

     16.10 SURVIVAL. Articles 9 and 10 shall survive termination of this Agreement for any reason. Section 11.7 shall survive termination pursuant to
Section 11.2 or 11.5(b). Upon expiration of this Agreement, COMPANY shall have a fully paid up license to use the Licensed Technology.

     16.11 SEVERABILITY. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision or portion of any provision of

                                                                            DAPD


this Agreement, not essential to the commercial purpose of this Agreement, shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining provisions or portions thereof shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions, or portions thereof, shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which shall implement the commercial purpose of the illegal, invalid, or unenforceable provision. In the event that any provision essential to the commercial purpose of this Agreement is held to be illegal, invalid or unenforceable and cannot be replaced by a valid provision which will implement the commercial purpose of this Agreement, this Agreement and the rights granted herein shall terminate.

     16.12 FORCE MAJEURE. Any delays in, or failure of performance of any party to this Agreement, shall not constitute a default hereunder, or give rise to any claim for damages, if and to the extent caused by occurrences beyond the control of the party affected, including, but not limited to, acts of God, strikes or other concerted acts of workmen, civil disturbances, fires, floods, explosions, riots, war, rebellion, sabotage, acts of governmental authority or failure of governmental authority to issue licenses or approvals which may be required.

     16.13  ATTORNEYS' FEES.  If any action at law, in equity or under Section
16.1 of this Agreement is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements, in addition to any other relief to which the party may be entitled.

                                                                            DAPD


     16.14 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                              ARTICLE 17.  NOTICES

     All notices, statements, and reports required to be given under this Agreement shall be in writing and shall be deemed to have been given upon delivery in person or when deposited in the mail in the country of residence of the party giving the notice, registered or certified postage prepaid, and addressed as follows:

     To LICENSORS:            Emory University
                              Director of Licensing and Patent Counsel
                              2009 Ridgewood Drive
                              Atlanta, Georgia 30322
                              Attention:  Vincent La Terza

                              University of Georgia Research Foundation, Inc. 631 Boyd Graduate Studies Building
                              Athens, GA 30602-7411
                              Attention:  John Ingle

     To COMPANY:              TRIANGLE PHARMACEUTICALS INC.
                              4 University Place
                              4611 University Drive
                              Durham, NC 27707
                              Attention:  Company Secretary

Any party hereto may change the address to which notices to such party are to be sent by giving notice to the other party at the address and in the manner provided above. Any notice may be given, in addition to the manner set forth above, by telex, facsimile or cable, provided that the party giving such notice obtains acknowledgment by telex, facsimile or cable that such notice has been received by the party to be notified. Notice made in this

                                                                            DAPD


manner shall be deemed to have been given when such acknowledgment has been transmitted.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                                                                            DAPD


     IN WITNESS WHEREOF, LICENSORS and COMPANY have caused this Agreement to be signed by their duly authorized representatives, as of the day and year indicated below.

                         LICENSORS:
                         EMORY UNIVERSITY

                         By:/s/John Temple
                            -----------------------------------------------
                              John Temple
                              Executive Vice President


                         UNIVERSITY OF GEORGIA RESEARCH
                              FOUNDATION, INC.


                         By:/s/Joe L. Key
                            -----------------------------------------------
                              Joe L. Key
                              Executive Vice President


                         COMPANY:

                         TRIANGLE PHARMACEUTICALS, INC.


                         By:/s/David W. Barry
                            -----------------------------------------------
                              Name:
                              Title:


            [SIGNATURE PAGE TO DAPD LICENSE AGREEMENT]

125-194472 (3/22/96)

                                DAPD PATENT PORTFOLIO

- --------------------------------------------------------------------------------
Docket No.  Country     Serial No.     Filed          Patent No.     Grant Date

EMU113      U.S.        07/967,460     10/28/92       5,444,063      08/22/95

            [ * ]        [ * ]          [ * ]

EMU113DIV   [ * ]        [ * ]          [ * ]

UGA390      U.S.        07/622,762     12/5/90        5,179,104      01/12/93

            [ * ]        [ * ]          [ * ]


UGA390CIP   [ * ]        [ * ]          [ * ]
(UGA447)
            [ * ]        [ * ]          [ * ]

UGA447DIV   [ * ]        [ * ]          [ * ]
- --------------------------------------------------------------------------------

 * CONFIDENTIAL TREATMENT REQUESTED

                                     APPENDIX "B"
                                                                   (Page 1 of 3)
                       LICENSE TO THE UNITED STATES GOVERNMENT

This instrument confers to the United States Government, as represented by the Department of Health and Human Services, a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced on its behalf throughout the world the following subject invention. This license will extend to all divisionals or continuations of the patent application and all patents or reissues which may be granted thereon.

Invention Title:    [ * ]

Inventors:          Dr. Raymond Schinazi

Patent Application

     Serial No.:    [ * ]

     Filing Date:   [ * ]

Country, if other
than the United States

This subject invention was conceived or first actually reduced to practice in performance of a government-funded project, National Institutes of Health Grant/Contract [ * ]. Principal rights to this subject invention have been left with the Licensor, Emory University, subject to the provisions of 37 CFR 401 and 45 CFR 8.

Signed: /s/Ann R. Stevens                            Date: 6/2/93
       -------------------------------------              -----------------

Typed Name: Ann R. Stevens, Ph.D.

Title: Associate Vice President for Research

Accepted on behalf of Government:

____________________________________________        Date: _________________

 * CONFIDENTIAL TREATMENT REQUESTED

                                                                    APPENDIX "B"
                                                                     page 2 of 3

                       LICENSE TO THE UNITED STATES GOVERNMENT

This instrument confers to the United States Government, as represented by the Department of Health and Human Services, a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced on its behalf throughout the world the following subject invention. This license will extend to all divisionals or continuations of the patent application and all patents or reissues which may be granted thereon:

Invention Title:    [ * ]

Inventors:          Dr. Chung K. Chu
                    Dr. Raymond Schinazi

Patent Application

     Serial No.:    [ * ]

     Filing Date:   [ * ]

     Country, if other
than the United States:

This subject invention was conceived or first actually reduced to practice in performance of a government-funded project, national Institutes of Health Grant/Contract [ * ]. Principal rights to this subject invention have been left with the Licensor, Emery University, subject to the provisions of 37 CFR 401 and 45 CFR 8.


Signed: /s/Ann R. Stevens                          Date: 6/2/93
        --------------------------------------           --------------

Typed Name: Ann R. Stevens, Ph.D.

Title: Associate Vice President for Research

Accepted on behalf of Government:

______________________________________________     Date: ______________

                                                                    APPENDIX "B"
                                                                     page 3 of 3

                       LICENSE TO THE UNITED STATES GOVERNMENT

This instrument confers to the United States Government, as represented by the Department of Health and Human Services, a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced on its behalf throughout the world the following subject invention. This license will extend to all divisionals or continuations of the patent application and all patents or reissues which may be granted thereon:

Invention Title:    [ * ]

Inventors:          Dr. Chung K. Chu
                    Dr. Raymond Schinazi

Patent Application

     Serial No.:    [ * ]

     Filing Date:   [ * ]

Country, if other
than the United States:  [ * ]

This subject invention was conceived or first actually reduced to practice in performance of a government-funded project, National Institutes of Health Grant/Contract [ * ]. Principal rights to this subject invention have been left with the Licensor, Emory University, subject to the provisions of 37 CFR 401 and 45 CFR 8.

Signed: /s/Ann R. Stevens                              Date: 6/4/93
        -------------------------------------------          -------------

Typed Name:    Ann R. Stevens, Ph.D.

Title:    Associate Vice President for Research

Accepted on behalf of Government:

___________________________________________________    Date: _____________